Exhibit 23(c)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of James Monroe Bancorp, Inc. of our report, dated February 17, 1999, relating to the consolidated statements of operations, changes in stockholders' equity and cash flows for the period from June 8, 1998 (date of inception) to December 31, 1998 of James Monroe Bancorp, Inc.


/s/ Keller Bruner & Company, LLC


Frederick, Maryland
May 16, 2001